As filed with the Securities and Exchange Commission on May 27, 2025
Registration Statement Nos. 333-257440, 333-259797 and 333-264781

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCKET LAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	39-2182599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3881 McGowen Street
Long Beach, CA 90808
(714) 465-5737
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Beck
Chief Executive Officer
Rocket Lab Corporation
3881 McGowen Street
Long Beach, CA 90808
(714) 465-5737
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arjun Kampani Senior Vice President, General Counsel and Corporate Secretary Rocket Lab Corporation 3881 McGowen Street Long Beach, CA 90808	W. Stuart Ogg Kim S. de Glossop Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”), relates to each Registration Statement on Form S-3 (the “Registration Statement”), File Nos. 333-257440, 333-259797 and 333-264781, of Rocket Lab USA, Inc., a Delaware corporation (the “Predecessor”), which was filed with the Securities and Exchange Commission (the “Commission”) on November 23, 2022 and became effective on November 25, 2022.
This Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by the Predecessor of a holding company form of organizational structure (the “Reorganization”). In accordance with Section 251(g) of the Delaware General Corporation Law, a holding company organizational structure was implemented by the merger (the “Merger”) of the Predecessor with and into Rocket Lab Merger Sub, Inc., a Delaware corporation, with the Predecessor being the surviving corporation. In the Merger, which was completed on May 23, 2025 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor (“Predecessor Stock”) was converted into one share of common stock of Rocket Lab Corporation, a Delaware corporation (the “Registrant”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Predecessor Stock. As a result of the Reorganization, the Predecessor became a direct, wholly-owned subsidiary of the Registrant.
Except as modified by this Amendment, in accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to the Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in this Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the Merger or necessary to keep the Registration Statement from being misleading in any material respect. Pursuant to the undertakings of the Predecessor Registrant, 956,023 shares reserved for issuance to the Selling Securityholders subject to a performance-based earnout originally registered under the Predecessor’s Registration Statement on Form S-1 (File No. 333-264781) are no longer issuable and such unissued and unsold shares are removed from registration by means of this Amendment. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
Set forth below are the fees and expenses, other than underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered. All amounts set forth below are estimated.

SEC registration fee	$ *
Legal fees and expenses	**
Accounting fees and expenses	**
Printing fees and expenses	**
Transfer agent and trustee fees	**
Miscellaneous	**
Total	**
__________________
*Previously paid.
**    These fees are calculated based on the number of issuances and the amount of securities offered and accordingly, cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Rocket Lab’s Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability: (i) for any breach of a director’s duty of loyalty to Rocket Lab or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws of Rocket Lab provide that: (i) Rocket Lab is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) Rocket Lab may indemnify its other employees and agents as set forth in the DGCL; (iii) Rocket Lab is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.
Rocket Lab has also entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into or to be entered into between Rocket Lab and each of its directors and executive officers may be sufficiently broad to permit indemnification of Rocket Lab’s directors and executive officers for liabilities arising under the Securities Act. Rocket Lab carries liability insurance for its directors and officers. Certain of Rocket Lab’s directors will also indemnified by their employers with regard to service on our Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Rocket Lab pursuant to the foregoing provisions, Rocket Lab has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of March 1, 2021, by and among Vector Acquisition Corporation, Rocket Lab USA, Inc. and Prestige Merger Sub, Inc., as amended by Amendment No. 1 thereto, dated May 7, 2021, and Amendment No. 2 thereto, dated June 25, 2021 (incorporated by reference to Annex A to the proxy statement/prospectus filed by Vector Acquisition Corporation on July 21, 2021).

2.2
Agreement and Plan of Merger, by and among Rocket Lab USA, Inc., Supernova Acquisition Corp., SolAero Holdings, Inc., and Fortis Advisors LLC as stockholder representative, dated as of December 10, 2021 (incorporated by reference to Exhibit 2.1 of Rocket Lab USA, Inc.’s Form 8-K filed on December 13, 2021).

2.3
Agreement and Plan of Merger, by and among Rocket Lab USA, Inc., Rocket Lab Corporation and Rocket Lab Merger Sub, Inc., dated as of May 23, 2025 (incorporated by reference to Exhibit 2.1 of Rocket Lab USA, Inc.’s Form 8-K filed on May 23, 2025).

4.1	Certificate of Incorporation of Rocket Lab Corporation (incorporated by reference to Annex A to Exhibit 3.1 to Rocket Lab Corporation’s Current Report on Form 8-K filed on May 23, 2025).

4.2	Bylaws of Rocket Lab Corporation (incorporated by reference to Exhibit 3.2 to Rocket Lab Corporation’s Current Report on Form 8-K filed on May 23, 2025).

4.3
Certificate of Designations of Series A Convertible Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.3 to Rocket Lab Corporation’s Current Report on Form 8-K filed on May 23, 2025).

4.4	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 to Rocket Lab Corporation’s Current Report on Form 8-K filed on May 23, 2025).

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24	Power of Attorney (included in the signature pages to the Registration Statement).
Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)that, for the purpose of determining liability under the Securities Act to any purchaser:
(i)each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv)any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this post-effective amendment on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on May 27, 2025.

ROCKET LAB CORPORATION

By:	/s/ Adam Spice
Name:	Adam Spice
Title:	Chief Financial Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of Rocket Lab Corporation, hereby severally constitute and appoint Sir Peter Beck, Adam Spice and Arjun Kampani, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Post-Effective Amendment to Form S-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Rocket Lab Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Beck	President, Chief Executive Officer and Chairman (Principal Executive Officer)	May 27, 2025
Sir Peter Beck

/s/ Adam Spice	Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2025
Adam Spice

/s/ Nina Armagano	Director	May 27, 2025
Nina Armagano

/s/ Edward Frank	Director	May 27, 2025
Edward Frank

/s/ Matthew Ocko	Director	May 27, 2025
Matthew Ocko

/s/ Jon Olson	Director	May 27, 2025
Jon Olson

/s/ Kenneth Possenriede	Director	May 27, 2025
Kenneth Possenriede

/s/ Merline Saintil	Director	May 27, 2025
Merline Saintil

/s/ Alex Slusky	Director	May 27, 2025
Alex Slusky